Exhibit 10.2

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of this 15th day of December, 2015, by and between VIRTUALSCOPICS, INC., a Delaware corporation with its principal office at 500 Linden Oaks, Rochester, NY 14625 (the “Company”), and RONALD WAY, an individual with a mailing address of 5127 North Road, Canandaigua, NY 14424 (“Executive Officer”).

R E C I T A L S:

WHEREAS, the Company is engaged in the business of providing of imaging solutions to accelerate drug and medical device development, including, but not limited to, developing and providing a software platform for analysis and modeling of both structural and functional medical images and image analysis tools used to, among other things, determine the efficacy of drugs, medical procedures and medical products and seeks to use its technology to improve treatment planning for patients with cancer and other diseases (collectively, the “Business”);

WHEREAS, the Company owns and continues to research and develop image analysis tools and other products and technologies used to determine the efficacy of drugs, medical procedures and medical products and for other purposes in connection with its Business;

WHEREAS, the Company and Executive Officer are parties to that certain Employment Agreement of even date herewith (the “Employment Agreement”), pursuant to which the Company has employed Executive Officer as the COO of the Company;

WHEREAS, the Company and Executive Officer recognize that in the course of performing services for the Company, Executive Officer will be exposed to and have access to certain confidential information and that there is a need for the Company to protect such confidential information from unauthorized use and disclosure; and

WHEREAS, Executive Officer intends that any and all patent, patent rights, copyright, trade secrets and trademarks relating to the work that Executive Officer will provide to the Company are to be owned and controlled by the Company.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1. Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” means any and all proprietary information existing as of the date of this Agreement, or thereafter developed, of the Company (and its affiliates or subsidiaries), not generally known in the industry, about its or their technical data, trade secrets, know-how, services and products, including information related to research, development, inventions and other intellectual property, finances, and marketing, including methods of distribution and customer information, whether communicated orally, electronically or in writing, or obtained by Executive Officer as a result of his employment, through observation or examination of Company’s Business or otherwise.

(b) Confidentiality Obligations. Executive Officer acknowledges that irreparable injury and damage will result from disclosure of the Confidential Information to third parties or its use for purposes other than those connected with Executive Officer’s employment. Executive Officer agrees, indefinitely:

(i) To hold the Confidential Information in strictest confidence.

(ii) Not to disclose Confidential Information to any third party except as specifically authorized herein or as specifically authorized by Company, and to use all precautions necessary to prevent the unauthorized disclosure of the Confidential Information, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information.

(iii) Not to make or use any copies, synopses or summaries of oral or written material made available by Company to Executive Officer, except as are necessary to carry out his duties and/or obligations as an employee of the Company.

(iv) In the event of disclosure in accordance with Section 1(b)(ii) above, to limit disclosure to persons with a bona fide need to know the Confidential Information, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons agreement in writing to be bound by the restrictions imposed by this Agreement.

(v) In the event Executive Officer is required by law to disclose such Confidential Information, to provide Company with prompt written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement in writing, to furnish only that portion of Confidential Information that is legally required and to use his best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information to be disclosed.

(c) Return of Confidential Information. Upon Company’s request or upon any termination of Executive Officer’s employment with the Company for any reason, Executive Officer will promptly return to Company all written material and other documentation which includes any of the Confidential Information, and will, at Company’s request, provide Company with a written certification that they have done so.

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(d) Unauthorized Disclosure of Confidential Information. If it appears that Executive Officer has disclosed, or has threatened to disclose, any Confidential Information in violation of Section 1 of this Agreement, Company shall be entitled to an injunction to restrain Executive Officer from disclosing, in whole or in part, such information as a result of Executive Officer’s violation of Section 1 of this Agreement. Company shall not be prohibited by this provision from pursuing other remedies available at law, including a claim for losses and damages.

2. Goodwill of Company and Fiduciary Duties. Executive Officer acknowledges that the Company is engaged in the Business, which is highly competitive, and that the Company has spent a great deal of time and resources to develop and maintain the Business and to otherwise create good-will. Executive Officer further acknowledges that the services that have been and will be provided by Executive Officer are an integral part of the total transaction and relationship between Company and its customers.

Executive Officer understands and acknowledges that the Confidential Information is not available to the general public and is not readily ascertainable through public sources, and is the Company’s proprietary trade secret and the Company’s unique and valuable asset. Therefore, Executive Officer acknowledges that the value of the Business would be seriously diminished if Executive Officer was to engage in certain conduct during a certain time period, as referenced below. Executive Officer further acknowledges that, but for his employment relationship with the Company, Executive Officer would not have access to the Confidential Information or other trade secrets and information of the Company.

Executive Officer further acknowledges that he owes a fiduciary duty to the Company because of the Confidential Information he will create or be exposed to. This duty encompasses a duty to act in good faith and to faithfully serve and be mindful of Company’s interests. It is also understood that Executive Officer upon any termination of his employment with the Company would be in an advantageous position, because of the Confidential Information and proprietary business information known to him, to obtain the business of and to serve the Company’s customers; it is further agreed that the use of such Confidential Information and other proprietary information to obtain the business of the Company’s customers would be a breach of Executive Officer’s fiduciary responsibilities to the Company and of this Agreement.

The parties further acknowledge that the financial hardship to the Company as a result of a breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law may be adequate to compensate the Company for such violation.

3. Restrictive Covenants.

(a) Based on the information in Section 2 of this Agreement, and in consideration of the Company employing Executive Officer, it is agreed that during Executive Officer’s employment with the Company and for a period of twelve (12) months thereafter (the “Restrictive Period”), Executive Officer shall not, except on behalf of the Company, directly or indirectly, by himself, or through or on behalf of, or in conjunction with, any other person, persons, company, partnership or other entity which Executive Officer is directly or indirectly associated, own, operate, participate in the management or control of, be employed by, or act as a consultant to any enterprise in the United States or Europe engaged in the business of performing services or producing and/or selling products which compete directly with the Business, products or services of Company.

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(b) Executive Officer agrees that during the Restrictive Period, Executive Officer shall not directly or indirectly solicit or induce or attempt to solicit or induce any employee, current or future, of the Company to leave the Company for any reason whatsoever or hire any current or future employees of the Company.

(c) Executive Officer agrees that during the Restrictive Period, Executive Officer shall not directly or indirectly solicit the trade of or trade with any customer or prospective customer of the Company, except that during his period of employment Executive Officer may solicit customers for legitimate business purposes for the benefit of the Company.

(d) Executive Officer agrees not to take advantage of, use, acquire, or usurp any business opportunities of which Executive Officer is made aware during his employment by the Company. All such business opportunities shall be for the sole benefit of the Company, and Executive Officer may not pursue such business opportunities for anyone other than the Company, unless the Company expressly consents in writing or until one (1) year after termination of Executive Officer’s employment by the Company.

(e) Executive Officer represents and warrants that his experience and capabilities are such that the restrictive covenants set forth herein will not prevent him from earning a livelihood and that Executive Officer will be fully able to earn an adequate livelihood for himself if any of such provisions should be specifically enforced against Executive Officer.

(f) The parties agree that each paragraph of this Section 3 of this Agreement constitutes an independent covenant, which shall be enforceable notwithstanding any other right or remedy that the Company may have under any other provision of this Agreement or otherwise.

4. Intellectual Property Rights.

(a) Work Made For Hire. Executive Officer agrees that all works that he produces, either solely or with others, during his employment (individually and collectively, “Work”), have been or are prepared for the Company as part of and in the course of said employment, and constitute a work made for hire as that term is defined in 17 U.S.C. Section 101 and as such, all right, title and interest in all Work, and all intellectual property therein or resulting therefrom, shall be owned by the Company. In the event that all or any part of a Work is for any reason deemed not to be a work made for hire, then Executive Officer hereby irrevocably and unconditionally assigns to Company (or Company’s designee) all of his right, title and interest in and to such Work, and all intellectual property therein or resulting therefrom, and related proprietary information or intellectual property.

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(b) Assignment of Inventions. Executive Officer agrees that Executive Officer shall not have any proprietary interest in any work product developed or used by Executive Officer and arising out of his employment by the Company. Executive Officer shall, from time to time, as may be requested by the Company, do all things which may be necessary to establish or document the Company’s ownership in any such work product including, but not limited to, execution of appropriate copyright applications or assignments.

Executive Officer hereby agrees to assign and does hereby assign to the Company his entire right, title and interest throughout the world in and to all inventions, improvements, processes, techniques, discoveries and ideas (whether or not patentable) relating to any aspect of the Company’s technology, products, production methods, service, proprietary information, research and/or development, or any other aspect of the Company’s business or property (“Inventions”), which are made, conceived or first reduced to practice by Executive Officer (alone or with others) during his employment, whether or not during normal working hours and whether or not while on the Company’s premises, or, to the extent any such Inventions exist, which have been made, conceived or first reduced to practice by him (alone or with others) prior to his employment by the Company but in contemplation of such employment or the possibility thereof, or which result from or are suggested by any of the work that Executive Officer has performed or may perform for or on behalf of the Company at any time. Executive Officer agrees not to assert any right with regard to any Invention, whether or not Executive Officer perfected or acquired such right prior to his employment by the Company. Executive Officer agrees to do all things which the Company determines are necessary or useful to apply for and/or obtain, extend or improve Letters Patent in the United States and patent rights in such other jurisdictions as the Company may determine, and otherwise to secure and protect all rights in and to all Inventions, all at Company’s expense. Executive Officer agrees and acknowledges that the obligations in this regard will continue beyond the termination of this Agreement for any reason.

(c) Disclosure and Assignment of Inventions. Executive Officer agrees to communicate to the Company promptly and fully in writing, in such form as the Company may deem appropriate, all Inventions. Executive Officer agrees to make and maintain adequate permanent records of all Inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, and agree that these records, as well as the Inventions themselves, shall be and remain the exclusive property of the Company.

Any Invention Executive Officer discloses to a third person or which is described in a patent application filed by Executive Officer, by an assignee of Executive Officer or on behalf of Executive Officer at any time during his employment and within twelve (12) months thereafter and which meets any of the criteria in this Section 4 above, will be presumed to have been conceived or made by Executive Officer during the period of his employment by the Company unless Executive Officer proves that he made or conceived such Invention following the termination of engagement by the Company.

Further, Executive Officer agrees, upon the request of the Company, to take all steps necessary to cause any third party to promptly and fully disclose and assign all patents, copyrights and other intellectual property created by Executive Officer and such third party during the period of Executive Officer’s employment by Company.

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(d) Cooperation. Executive Officer agrees to cooperate with the Company (or Company’s designee), during his employment and thereafter for a period of five years, in securing and protecting patent, trademark, copyright or other similar rights in the United States and foreign countries, in an Invention or Work. Executive Officer specifically agrees to execute any and all documents which the Company deems necessary, and to otherwise assist the Company or its assigns, to protect its interests and to vest in the Company all right, title and interest in all Inventions and Works, including assignments of copyrights and inventions, and to attain, enforce or defend for the Company’s benefit, patents, copyrights or other legal protections from the Inventions and Works in any and all countries. Executive Officer further agrees to provide such evidence and testimony as may be necessary to secure and enforce the Company’s rights. The Company agrees to reimburse Executive Officer for all reasonable costs incurred in connection with his cooperation under this provision, including travel, meals, and lost time/salary, if any.

5. Notices. All notices required or permitted under this Agreement shall be in writing and shall be given by personal delivery or by certified mail, return receipt requested, enclosed in a duly post-paid envelope and addressed to the post office address of the person to receive the notice as set forth above or a different address provided by the person to receive notice or in the case of the Company, to the attention of the Company’s Secretary at the Company’s principal office; and any notice mailed shall be deemed given seventy-two (72) hours after mailing.

6. Survival. The covenants contained in this Agreement shall remain in effect for an indefinite period of time and shall not be terminated by any event whatsoever other than a writing signed by all parties to this Agreement which expressly terminates each covenant.

7. General.

(a) This Agreement:

(i) together with the Employment Agreement, is the entire agreement between the parties, and this Agreement and the Employment Agreement supersede and replace all other agreements oral and written with respect to their respective subject matter;

(ii) shall bind and benefit the parties and their heirs, distributees, successors and assigns;

(iii) may not be modified, amended or terminated except by a writing signed by all parties to it;

(iv) shall be governed and construed in accordance with the internal laws of New York and venued in Monroe County, New York; and

(v) may not be assigned by Executive Officer, but may be assigned by the Company.

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(b) The parties acknowledge that the financial hardship to a non-defaulting party as a result of breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensate the non-breaching party for such violation; therefore, in any action to enforce this Agreement, a party shall be entitled to preliminary, temporary or permanent injunctive relief and the other party waives the defense of adequate remedy at law, acknowledging that no such remedy exists.

(c) In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party’s costs and expenses incurred including, without limitation, reasonable attorneys’ fees.

(d) Each and all of the rights and remedies provided for in the Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or any right or remedy allowed in law or in equity. No waiver by Company of any failure by Executive Officer to keep or perform any promise of condition of this Agreement shall be a waiver of any proceeding or succeeding breach of the same or any other promise or condition. No waiver of Company of any right shall be construed as a waiver of any other right. The existence of any claims or causes of action of Executive Officer against the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

(e) If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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IN WITNESS WHEREOF, we have executed this Agreement to be effective as of the day and year first above written.

VIRTUALSCOPICS, INC.

By:	/s/ Terence A. Walts
Terence A. Walts
Chairman, Compensation Committee
to the Board of Directors

Dated: December 15, 2015

RONALD WAY

/s/ Ronald Way

Dated: December 15, 2015

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